Gladstone Investment Corporation Reports Financial Results for its
First Quarter Ended June 30, 2026
MCLEAN, VA, August 6, 2026: Gladstone Investment Corporation (Nasdaq: GAIN) (the "Company") today announced earnings for its first fiscal quarter ended June 30, 2026. Please read the Company's Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission (the "SEC"), which is available on the SEC's website at www.sec.gov or the investors section of the Company's website at www.gladstoneinvestment.com.
Summary Information: (dollars in thousands, except per share data (unaudited)):

	June 30, 2026	March 31, 2026	Change	% Change
For the quarter ended:
Total investment income	$28,355	$25,192	$3,163	12.6%
Total expenses, net(A)	12,428	35,802	(23,374)	(65.3)%
Net investment income (loss) (A)	15,927	(10,610)	26,537	NM
Net realized (loss) gain	(9,000)	163	(9,163)	NM
Net unrealized (depreciation) appreciation	(18,782)	92,821	(111,603)	NM
Net (decrease) increase in net assets resulting from operations(A)	$(11,855)	$82,374	$(94,229)	NM
Net investment income (loss) per weighted-average common share(A)	$0.40	$(0.27)	$0.67	NM
Adjusted net investment income per weighted-average common share(B)	$0.26	$0.20	$0.06	30.0%
Net (decrease) increase in net assets resulting from operations per weighted-average common share(A)	$(0.30)	$2.07	$(2.37)	NM
Cash distribution per common share from net investment income(C)	$0.24	$0.24	$—	—%
Cash distribution per common share from net realized gains(C)	$—	$—	$—	—%
Weighted-average yield on interest-bearing investments	12.9%	12.9%	—%	—%
Total dollars invested	$600	$2,300	$(1,700)	(73.9)%
Total dollars repaid and collected from sales and recapitalization of investments	$—	$8,513	$(8,513)	(100.0)%
Weighted-average shares of common stock outstanding - basic and diluted	39,821,967	39,821,967	—	—%
Total shares of common stock outstanding	39,821,967	39,821,967	—	—%

As of:
Total investments, at fair value	$1,282,020	$1,309,248	$(27,228)	(2.1)%
Fair value, as a percent of cost	122.7%	124.4%	(1.7)%	(1.4)%
Number of portfolio companies	29	29	—	—%
Net assets	$646,813	$668,225	$(21,412)	(3.2)%
Net asset value per common share	$16.24	$16.78	$(0.54)	(3.2)%

Total distributable earnings	$160,359	$181,468	$(21,109)	(11.6)%
Total distributable earnings per common share	$4.03	$4.56	$(0.53)	(11.6)%

Estimated spillover	$22,472	$21,283	$1,189	5.6%
Estimated spillover per common share	$0.56	$0.53	$0.03	5.7%
NM = Not Meaningful

(A)Inclusive of $5.6 million, or $0.14 per weighted-average common share, of capital gains-based incentive fees reversed during the three months ended June 30, 2026 and an accrual of $18.5 million, or $0.47 per weighted-average common share, of capital gains-based incentive fees accrued during the three months ended March 31, 2026, respectively. These fees were accrued in accordance with United States generally accepted accounting principles (“U.S. GAAP”), where such amounts were not contractually due under the terms of the investment advisory agreement for the respective periods. Also see discussion under Non-GAAP Financial Measure – Adjusted Net Investment Income below.
(B)See Non-GAAP Financial Measure - Adjusted Net Investment Income, below, for a description of this non-GAAP measure and a reconciliation from Net investment income (loss) to Adjusted net investment income, including on a weighted-average per share basis. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes it is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.
(C)Estimates of tax characterization made on a quarterly basis may not be representative of the actual tax characterization of distributions for the full year. Estimates made on a quarterly basis are updated as of each interim reporting date.
Highlights for the Quarter: During the quarter ended June 30, 2026, the following significant events occurred:
•Portfolio Activity:

◦In June 2026, we entered into a new $3.0 million secured first lien term loan with Home Concepts Acquisition, Inc., restructuring our previously outstanding secured first lien term loan with a cost basis of $12.0 million, which resulted in a realized loss of $9.0 million.

◦In June 2026, we entered into a definitive agreement to acquire Extrude Hone LLC, a provider of precision surface-finishing solutions used in mission-critical applications, which is expected to close in the second fiscal quarter.
•Distributions and Dividends:
◦Paid an $0.08 per common share distribution to common stockholders in each of April, May and June 2026, totaling $0.24 for the quarter.

•Financing activity:

◦Repaid the 5.00% Notes due 2026 with an aggregate principal amount outstanding of $127.9 million at maturity.

◦Amended our credit facility, including extending the maturity date to June 8, 2031, increasing the total facility size from $300.0 million to $405.0 million, and reducing the base spread rate.
First Quarter Results: Net investment income for the quarter ended June 30, 2026 was $15.9 million, or $0.40 per weighted-average common share, compared to net investment loss of $10.6 million, or $0.27 per weighted-average common share, for the quarter ended March 31, 2026. This increase was a result of a decrease in total expenses, net of credits, primarily due to a decrease in accruals for capital gains-based incentive fees, partially offset by an increase in total investment income in the current quarter.
Total investment income for the quarters ended June 30, 2026 and March 31, 2026 was $28.4 million and $25.2 million, respectively. The increase quarter over quarter was primarily due to a $3.0 million increase in dividend and success fee income, the timing of which can be variable.
Total expenses, net of credits, for the quarters ended June 30, 2026 and March 31, 2026 was $12.4 million and $35.8 million, respectively. The decrease quarter over quarter was primarily due to a $24.1 million decrease in accruals for capital gains-based incentive fees in the current quarter, as a result of the net impact of realized and unrealized gains and losses and a $0.3 million decrease in professional fees. The decrease was partially offset by a $0.6 million increase in other expenses, a $0.3 million increase in interest expense, related to increased borrowings on the credit facility, partially offset by the redemption of the 5.00% 2026 Notes in May 2026, and a $0.2 million increase in base management fee.

Net asset value per common share as of June 30, 2026 was $16.24, compared to $16.78 as of March 31, 2026. The decrease quarter over quarter was primarily due to net unrealized depreciation of investments of $18.8 million, or $0.47 per common share, $9.6 million, or $0.24 per common share, of distributions paid to common shareholders, and $9.0 million, or $0.23 per common share, of net realized loss on investments. These decreases were partially offset by $15.9 million, or $0.40 per common share, of net investment income.

The following table provides relevant information related to our notes payable and Credit Facility as of June 30, 2026:

	Interest Rate	Aggregate Principal Amount
Notes Payable
4.875% 2028 Notes	4.875%	$134,550
7.875% 2030 Notes	7.875%	126,500
6.875% 2028 Notes	6.875%	60,000
7.125% 2031 Notes	7.125%	100,000
Total Notes payable		$421,050

Credit Facility (A)
Commitment amount	SOFR + 2.85%	$405,000
Borrowings outstanding at cost		$157,600
Availability(B)		$247,400

Percentage of borrowings at:(C)
Fixed rate		72.8%
Floating rate		27.2%
(A)The Credit Facility bears interest at 30-day Term Secured Overnight Financing Rate ("SOFR").
(B)Availability is subject to various constraints, characteristics and applicable advance rates based on collateral quality under our Credit Facility, which equated to an adjusted availability of $163.2 million as of June 30, 2026.
(C)The percentage uses the Credit Facility borrowings outstanding at cost as of June 30, 2026. The fixed rate borrowings consist of the outstanding notes payable. The floating rate borrowings consist of the Credit Facility borrowings outstanding at cost.

The following table presents certain selected information regarding the debt investments of our portfolio companies as of June 30, 2026:

June 30, 2026(A)(B)
Weighted average interest rate of debt investments	12.9%
Weighted average interest rate floor of debt investments	12.1%
Current percentage of debt investments at interest rate floor	51.8%

Weighted average interest rate of debt investments assuming:
50 basis points increase in SOFR	13.2%
25 basis points increase in SOFR	13.1%
25 basis points decrease in SOFR	12.8%
50 basis points decrease in SOFR	12.7%
(A)Debt investments presented exclude line of credit commitments and all debt investments on non-accrual status as of June 30, 2026. The weighted average interest rate is based on the cost balance of the debt investments.
(B)As of June 30, 2026, 100.0% of our debt investments are variable rates with a floor and are indexed to 30-day SOFR. The interest rate is the greater of the floor or the total of SOFR plus a spread. As of June 30, 2026, we did not have any loans with a paid-in-kind interest component.

Subsequent Events: After June 30, 2026, the following significant events occurred:
•Significant Investment Activity:

◦In July 2026, we invested $56.5 million in a new portfolio company, DHE Computer Systems Acquisition, Inc. ("DHE"), in the form of $40.3 million of secured first lien debt and $16.1 million of preferred equity. DHE, headquartered in Centennial, Colorado, is a full-service technology solutions provider serving the education, state and local government, and commercial markets.

◦In July 2026, we invested an additional $5.1 million, in the form of $1.5 million of secured first lien debt and $3.6 million of preferred equity, in Global GRAB Technologies, Inc. to fund an add-on acquisition.

◦In July 2026, our portfolio company SFEG Holdings, Inc. (“SFEG”) agreed to the sale of its subsidiary Specialized Fabrication Equipment Group LLC, which is expected to close in the third or fourth quarter of the calendar year. We expect to receive full repayment of our debt investment and realize a significant capital gain on our equity interest in SFEG.
•Distributions and Dividends:
◦In July 2026, our Board of Directors declared the following monthly distributions to common stockholders:

Record Date	Payment Date	Distribution per Common Share
July 24, 2026	July 31, 2026	$0.08
August 18, 2026	August 31, 2026	0.08
September 21, 2026	September 30, 2026	0.08
	Total for the Quarter:	$0.24
Non-GAAP Financial Measure - Adjusted Net Investment Income: On a supplemental basis, the Company discloses Adjusted net investment income, including on a weighted-average per share basis, which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with GAAP. Adjusted net investment income represents net investment income (loss), excluding capital gains-based incentive fees. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The Company's investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized depreciation on investments for such year. However, under GAAP, a capital gains-based incentive fee is accrued if realized capital gains and unrealized appreciation of investments exceed realized capital losses and unrealized depreciation of investments. Refer to Note 4 - Related Party Transactions in our Quarterly Report on Form 10-Q for further discussion. The Company believes that Adjusted net investment income is a useful indicator of operations exclusive of any capital gains-based incentive fees, as net investment (loss) income does not include realized or unrealized investment activity associated with the capital gains-based incentive fee.
The following table provides a reconciliation of net investment (loss) income (the most comparable GAAP measure) to Adjusted net investment income for the periods presented (dollars in thousands, except per share amounts; unaudited):

	For the quarter ended
	June 30, 2026		March 31, 2026
	Amount	Per Share Amount	Amount	Per Share Amount
Net investment income (loss)	$15,927	$0.40	$(10,610)	$(0.27)
Capital gains-based incentive fee	(5,566)	(0.14)	18,533	0.47
Adjusted net investment income	$10,361	$0.26	$7,923	$0.20
Weighted-average shares of common stock outstanding - basic and diluted		39,821,967		39,821,967

Adjusted net investment income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted net investment income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.
Conference Call: The Company will hold its earnings release conference call on Friday, August 7, 2026, at 8:30 a.m. Eastern Time. Please call (866) 373-3416 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through August 14, 2026. To hear the replay, please dial (877) 660-6853 and use the playback conference number 13760772. The replay will be available after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company's website.
About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.
To obtain a paper copy of our Quarterly Report on Form 10-Q, filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-Q for the quarter ended June 30, 2026, including the notes to the consolidated financial statements contained therein.
Investor Relations Inquiries: Please visit ir.gladstoneinvestment.com or call (703) 287-5893.
SOURCE: Gladstone Investment Corporation
Forward-looking Statements:
The statements in this press release regarding potential future distributions, earnings and operations of the Company are “forward-looking statements.” These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on the Company’s current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.